Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Amyris, Inc. of our report dated April 17, 2017, except for the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is June 22, 2018, relating to the financial statements and financial statement schedule, which appears in Amyris, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/PricewaterhouseCoopers LLP

San Jose, California

June 22, 2018